Exhibit 10.3

LOAN EXTENSION AND MODIFICATION AGREEMENT

THIS AGREEMENT, (“Agreement”) made on November 30, 2011, at Canton, Ohio, by and among Magnetech Industrial Services, Inc. (“Magnetech”), an Indiana corporation, and MISCOR Group, Ltd. (“MISCOR”), an Indiana corporation, both with an address at 800 Nave Road, SE, Massillon, Ohio 44646 (collectively, “Borrowers”, and sometimes individually a “Borrower”) and BDeWees, Inc. (“Lender”), an Ohio corporation with an address at 6424 Selkirk Circle NW, Canton, Ohio 44718.

RECITALS:

A. On or about November 30, 2007, Borrowers and Lender closed on a transaction (the “Transaction”) in which, among other things, Borrowers became indebted, jointly and severally, to Lender in the amount of $2,000,000.00, as evidenced by Borrowers’ promissory note dated November 30, 2007, for the principal amount of $2,000,000.00, executed and delivered to Lender and payable to it or its order, which contained additional terms and provisions, which such note was amended and restated on December 1, 2010 (collectively, the “Note”).

B. Borrowers’ indebtedness to Lender as of the date hereof under all of the terms of the Note is $2,000,000.00, plus any interest accrued on the Note since Borrowers’ last payment of interest on the Note. Borrowers are not delinquent on payment of interest.

C. As used in this Agreement, the term “Indebtedness” will mean Borrowers’ indebtedness to Lender under the Second Amended Note (defined herein) – including principal, interest, and all other amounts which Borrowers now and in the future may owe to Lender under the terms of the Second Amended Note – together with any additional amounts Borrowers and either of them may owe now or in the future to Lender pursuant to the terms of any of the other documents the parties executed as a part of or in connection with the said closing of the Transaction or as a part of the Loan Modification (defined below), including this Agreement.

D. Borrowers wish to extend the time for Borrowers to repay the $2,000,000.00 presently owed to Lender in exchange for additional payments of principal, a first priority interest in certain collateral (subject to the prior interests of Wells Fargo Bank, National Association (“Wells Fargo”), and certain other changes (the “Loan Modification”).

AGREEMENT:

THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Incorporation of Recitals. All of the recitals set forth above, including the definitions, are incorporated herein by reference.

2. Second Amendment and Restatement of Note. The Note will be amended and restated as set forth in the form of the Second Amended and Restated Promissory Note, labeled as Exhibit A, attached and incorporated herein by reference (the “Second Amended Note”).

3. Continued Effect of Intercreditor Agreement and Cross-Default. XGen III, Ltd. (“XGen”), an Ohio limited liability company, was also a party to the Transaction in 2007, received its own promissory note from Borrowers, entered into a commercial security agreement to secure said note, and filed a UCC-1 financing statement, just like Lender. In order to memorialize their respective rights and obligations, Lender and XGen entered into an Intercreditor Agreement dated November 30, 2007 (the “Intercreditor Agreement”). All provisions of the Intercreditor Agreement shall remain in full force and effect notwithstanding the Loan Modification; provided, however, that references in the Intercreditor Agreement to the BDeWees Note, the BDeWees Security Agreement, the XGen Note, and the XGen Security Agreement will now refer to, respectively, the Second Amended Note, the XGen Note as amended in connection with loan modifications identical to those for Lender (XGen’s own loan extension and modification agreement with Borrowers, which contains those identical modifications, will sometimes be referred to herein as the “XGen Loan Modification”) and the BDeWees Security Agreement and the XGen Security Agreement, respectively, as amended. Any default under any one of the following four documents – the Second Amended Note, the BDeWees Security Agreement, as amended, the XGen Note as amended in connection with the XGen Loan Modification, and the XGen Security Agreement, as amended – shall also constitute a default under the remaining three of those documents.

4. Special Repayments Expected to Reduce Principal Payments. As a part of the Loan Modifications, Borrowers and Lender further agree that Borrowers shall be required to make certain extra payments of principal to Lender on the Second Amended Note (each a “Special Repayment”) as follows:

(a) Scheduled Special Repayments. Borrowers shall make Special Repayments on the dates and in the amounts set forth below:

(i) November 30, 2011- $316,666;

(ii) December 29, 2011- $300,000; and

(iii) No later than June 30, 2012- $250,000.

In addition to the Special Payments set forth in this subsection (a), Borrowers shall make regularly scheduled payments as more fully set forth in the Second Amended Note.

(b) Additional Special Repayment. An additional Special Repayment shall be owed in the circumstances described below.

“Change in Control”. At any time there is a Change of Control (as defined in this paragraph) of a Borrower as a result of or contemporaneously with an exchange or issuance of securities to one or more persons, Borrowers will be required to pay the then remaining principal balance (plus all then accrued but unpaid interest) under the Second Amended Note. For purposes of this Agreement, the term “Change in Control” shall mean a situation (whether occasioned by issuance, sales, or transfers of a Borrower’s securities or by any merger, consolidation, recapitalization, reorganization, or other transaction involving a Borrower) in which: (A) for Magnetech, MISCOR no longer holds record or beneficial ownership of more than fifty percent (50%) of Magnetech’s outstanding capital stock and/or no longer possesses the voting power to elect directly a majority of Magnetech’s board of directors; and (B) for MISCOR, any person, company or organization, not a five percent (5%) or more shareholder as of the date of this Agreement, acquires record beneficial ownership of more than fifty percent (50%) of MISCOR’s outstanding capital stock.

(c) Application and Effect of Special Repayment. Any Special Repayment shall be applied to reduce outstanding principal on the Second Amended Note; provided, however, that if Borrowers are at that time delinquent in any installment payment or other amount then owed under the Second Amended Note, the Special Repayment will be applied first to satisfy the delinquency and the balance, if any, will be applied to reduce outstanding principal. Nothing in this Agreement or in the Second Amended Note will be deemed to prevent or excuse any delinquency in making installment payments under the Second Amended Note, nor will any Special Repayment be deemed any type of prepayment of one or more monthly installment payments under the Second Amended Note. Except as expressly provided above in this subsection (iv), each Special Repayment shall be applied to principal payments in the inverse order of their due date.

Notwithstanding the foregoing, Lender acknowledges that payment of the foregoing Special Repayments shall be subject to the terms of a Subordination Agreement in favor of Wells Fargo.

5. Lender’s Consent for Additional Indebtedness. Neither Borrower shall incur additional indebtedness in excess of the Permitted Indebtedness without the written consent of Lender given in advance which Lender may grant or withhold in the exercise of its sole discretion. For purposes of this Agreement the term “Permitted Indebtedness” shall mean (a)

amounts owed from time to time to Wells Fargo pursuant to its revolving and term loan facility (including any obligations pursuant to letters of credit issued thereunder) in the maximum aggregate amount of $6,000,000, (b) existing notes and capital leases with (i) Centier in the amount of $103,697, (ii) Freeman-Spicer in the amount of $100,671 and (iii) Visalia Equipment Lease in the amount of $868,279, (d) amounts owed to John A. Martell (“Martell”) in the amount of $2,078,841, (e) certain miscellaneous other capital leases in the amount of $18,778 and (f) indebtedness incurred for capital expenditures that do not exceed $100,000 in the aggregate per calendar year and is secured only by the capital asset acquired with the indebtedness.

Notwithstanding anything to the contrary, neither Borrower shall make any scheduled payment or prepayment of principal to Martell on account of loans or other extensions of credit or any other financial accommodations or payment to Martell (other than for reasonable compensation for services provided to a Borrower, including reasonable expenses), excepts as follows:

(A)	$316,666 payment of principal on November 30, 2011;

(B)	$120,000 payment of principal on December 29, 2011;

(C)	$250,000 payment of principal, no later than June 30, 2012; and

(D)	Commencing January 1, 2012, monthly payments of principal of $7,500 a month, increasing to $12,500 a month on January 1, 2013.

6. Effective Date. This Agreement shall be effective as of the date all of the following conditions precedent have been met, in the sole discretion of Lender:

(a)

Borrowers shall have provided copies of the executed loan documents among Borrowers and Martell, reflecting (i) the payment schedule set forth in Paragraph 5 above, (ii) a maturity date no earlier than October 31, 2013, (iii) an interest rate of (A) the Prime Rate plus two percent (2%), with a minimum interest rate of seven and one half of one percent (7 1/2%) through February 28, 2013, and (B) the Prime Rate plus two percent (2%), with a minimum interest rate of nine and one half of one percent (9 1/2%) commencing March 1, 2013 and thereafter, and (iv) no prior security interest in Lender’s Collateral.

(b)	Borrowers shall have provided copies of the executed loan documents (including all amendments) among Borrowers and Wells Fargo, reflecting (A) a maximum borrowing amount of $6,000,000, (b) consent to the indebtedness to Lender, and (c) except as otherwise provided in Lender’s Subordination Agreement in favor of Wells Fargo, no prohibition on Lender’s ability to enforce its rights against Lender’s Collateral or ability to receive, for its sole benefit, proceeds from enforcement against Lender’s Collateral.

(c)	Borrowers shall have provided evidence to Lender that Lender has a second priority lien on Lender’s Collateral consisting of:

(i) All of Magnetech’s machinery, equipment, tools and dies, hand tools, motor vehicles, rolling stock, leasehold improvements, furniture, supplies, office equipment, computers and other data processing hardware, improvements, parts and other tangible personal property used or held for use in the operation of Magnetech (but only that which is located at Magnetech’s Massillon Site or which is used at or in connection with or arises from the operation of or otherwise pertains to Magnetech’s business at its Massillon Site), whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and

(ii) All of Magnetech’s inventory (but only that which is located at Magnetech’s Massillon Site or which is used at or in connection with or arises from the operation of or otherwise pertains to Magnetech’s business at its Massillon Site), (“Inventory”), now owned and hereafter acquired, including, but not limited to, all raw materials, work-in-process, parts, finished goods, merchandise, and other personal property held for sale or lease or to be furnished under a contract of service for Magnetech’s own account and all replacements, improvements, substitutions, attachments, accessories, and accessions thereon or thereto;

(iii) All of Magnetech’s receivables (but only that which is located at Magnetech’s Massillon Site or which is used at or in connection with or arises from the operation of or otherwise pertains to Magnetech’s business at its Massillon Site), (“Receivables”), now existing and hereafter coming into existence, including, but not limited to, accounts, contract rights, chattel paper, notes, drafts, acceptances, and other forms of receivables;

(each as more fully set forth in the Security Agreement).

7. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Ohio without regard to principles of conflict of laws. Any action or suit commended by any of the parties hereto concerning this Agreement shall be commenced and maintained in a court of competent jurisdiction located in the State of Ohio.

8. Release of Claims. In consideration of this Agreement, each Borrower hereby releases and discharges Lender and its respective shareholders, directors, member, officers,

managers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising prior to the date hereof out of or in any way related to the extension or administration of the Indebtedness of Borrowers or any security interest related thereto.

9. No Set-Offs. Borrowers hereby declare that to the best of their knowledge, no Borrower has any set offs, counterclaims, defenses or other causes of action against Lender.

10. Counterparts; Facsimile. This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that the parties are not signatories to the same counterpart. The parties may execute this Agreement by facsimile or e-mail PDF, and all such facsimiles or e-mail PDF signatures shall have the same force and effect as manual signatures delivered in person.

11. Fees and Expenses. Borrowers hereby agree, jointly and severally, to reimburse Lender for its reasonable out-of-pocket costs, fees and expenses incurred in connection with this Agreement and all exhibits related hereto, including, without limitation, reasonable attorneys’ fees.

12. Representations and Warranties. Each Borrower hereby represents and warrants to Lender that: (a) such Borrower has the legal power and authority to execute and delivery this Agreement; (b) the officials executing this Agreement have been duly authorized to execute and deliver the same and bind such Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by such Borrower and the performance and observance by such Borrower of the provisions hereof do not violate or conflict with the organizational documents and agreements of such Borrower or any law applicable to such Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument, or document binding upon or enforceable against such Borrower or its properties; and (d) this Agreement constitutes a valid and binding obligation upon such Borrower in every respect.

13. Controlling Effect. The provisions of this Agreement (including those provisions incorporated herein by reference) shall apply to, and control in the event of any conflict with or ambiguity in, any and all of the documents referred to or incorporated by reference in this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement in multiple counterparts at the place and effective as of the date set forth at the outset.

MAGNETECH INDUSTRIAL SERVICES, INC.,
an Indiana corporation

By:
	Name:	Michael P. Moore
	Title:	President & CEO

MISCOR Group, Ltd, an Indiana corporation

By:
	Name:	Michael P. Moore
	Title:	President & CEO

BDeWees, Inc., an Ohio corporation

By:
Bernard L. DeWees, its President

CONSENT OF XGEN III, LTD.

Pursuant to Section 4 of the Intercreditor Agreement (defined above), XGen III, Ltd. hereby gives its advance written consent to the provisions contained in and referred to in the foregoing Agreement.

Executed at _____________________, Ohio, on November 30, 2011, by a duly authorized officer of XGen III, Ltd.

XGen III, Ltd., an Ohio limited liability company

By:
Thomas J. Embrescia, its President